Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com
@dianeccarlini

Bill Campbell Announces Retirement from Intuit

Board of Directors

Company Celebrates Legendary Silicon Valley Coach’s

Decades of Service

MOUNTAIN VIEW, Calif. – Oct. 27, 2015 – Intuit Inc. (Nasdaq: INTU) announced that Bill Campbell, long-time executive, Intuit board member and chairman, will step down from his role and retire from the board at the end of his current term, in Jan. 2016.

“Inspiring Intuit for more than two decades, Bill has been instrumental in moving our company to new heights,” said Brad Smith, Intuit’s president and chief executive officer. “It has been an honor and privilege to have benefited from Bill’s broad experience, wise judgement and unwavering support through the years.”

“In his 30-year career in the tech industry, Bill has helped launch and cultivate dozens of products, startups and successful ventures,” said Scott Cook, chairman of Intuit’s executive committee. “Bill is recognized throughout Silicon Valley, and namely at Intuit, for playing an inspirational role in building relationships that foster innovation in our industry.”

Salute to the Coach

“Not only has Bill been my coach, he’s my friend and a true inspiration. While he prefers to work behind the scenes and detests taking credit, we can’t let today go by without honoring and celebrating his contributions to Intuit.” said Smith.

Intuit honored Campbell today for his numerous contributions and for his leadership.

Campbell has been an Intuit director since 1994 and assumed his role as chairman of the board in August 1998. He previously served as Intuit’s president and chief executive officer from April 1994 to July 1998 and as acting chief executive officer from September 1999 until January 2000.

Intuit Announces Board of Directors Changes

During Campbell’s tenure, Intuit solidified its position as the clear leader in tax, personal finance and small business accounting software.

About Intuit Inc.

Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.

Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money while ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants.

Founded in 1983, Intuit had revenue of $4.2 billion in its fiscal year 2015. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

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